                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0 )


                            TRIPPLE S PLASTICS, INC.
         --------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                    896926102
         --------------------------------------------------------------
                                 (CUSIP Number)


                                 JANUARY 3, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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PAGE [2]

CUSIP NO.   896926102

                                       13G
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON.....................................................
   S.S. OR I.R.S. IDENTIFICATION NO. OF REPORTING PERSON........................

                                E.A.T - INVEST OY

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *...........................
                                                                       (a) _____
                                                                       (b) _____

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION.........................................

                                HELSINKI, FINLAND

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER.....................................
    NUMBER OF
     SHARES                     217,100
  BENEFICIALLY         ---------------------------------------------------------
 OWNED BY EACH         6  SHARED VOTING POWER...................................
REPORTING PERSON
      WITH                      0
                       ---------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER................................

                                217,100
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER..............................

                                0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.................

                                217,100
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ......


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9..............................

                                5.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON *...................................................

                                CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT *


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PAGE [3]

CUSIP NO.  896926102

ITEM 1 (a)    Name of Issuer:

              TRIPPLE S PLASTICS, INC.

ITEM 1(b)     Address of Issuer's Principal Executive Office

              TRIPPLE S PLASTICS, INC.
              14320 S. PORTAGE ROAD
              VICKSBURG, MICHIGAN 49097-0905

ITEM 2 (a).   Name of Person Filing:

              E.A.T - INVEST OY

ITEM 2(b)     Address of Principal Business Office:

              YLISKYLANKAARI 9A 00840
              HELSINKI, FINLAND

ITEM 2(c)     Citizenship:

              FINLAND

ITEM 2(d)     Title of Class of Securities:

              COMMON

ITEM 2(e)     CUSIP Number:

              896926102

ITEM 3.       NOT APPLICABLE

ITEM 4.       Ownership

(a)           Amount Beneficially Owned                                              217,100
(b)           Percent of Class:                                                         5.8%
(c)           Number of shares as to which the person has:
              (i)     Sole power to vote or to direct the vote                       217,100
              (ii)    Shared power to vote or to direct the vote                       -0-
              (iii)   Sole power to dispose or to direct the disposition             217,100
              (iv)    Shared power to dispose or to direct the disposition             -0-

ITEM 5.       Ownership of Five Percent or less of a Class

              NOT APPLICABLE.

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person

              NOT APPLICABLE.


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PAGE [4]

CUSIP NO.  896926102

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

           NOT APPLICABLE

ITEM 8     Identification and Classification of Members of the Group

           NOT APPLICABLE

ITEM 9     Notice of Dissolution of the Group

           NOT APPLICABLE

ITEM 10        CERTIFICATIONS

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry, to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                JANUARY 11, 2000
                             ----------------------
                                     (Date)

                              /s/ ELMAR PAANANEN
               -------------------------------------------------
                                   (Signature)


                 ELMAR PAANANEN, PRESIDENT OF E.A.T - INVEST OY
               -------------------------------------------------
                                  (Name/Title)